EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
ACCO Brands Corporation:

We consent to the use of our report dated February 27, 2019 with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II – Valuation and Qualifying Accounts and Reserves (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.
Our report dated February 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that the Company acquired GOBA Internacional, S.A. de C.V. (“GOBA”) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, GOBA’s internal control over financial reporting associated with total assets of $35.0 million and total revenues of $19.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of GOBA.

    /s/KPMG LLP
Chicago, Illinois
May 21, 2019